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                                                               Exhibit (a)(1)(I)


          MUMBAI, India & FARMINGTON, Conn.--(BUSINESS WIRE)--March 14, 2001-- ICICI Infotech Inc., the U.S. subsidiary of ICICI Infotech Services Ltd., the information technology subsidiary of ICICI Ltd. (NYSE: IC), today announced the successful completion of its $5.00 per share cash tender offer for all outstanding shares of common stock of Command Systems, Inc. (NASDAQ: CMND) by ICICI Acquisition Corporation, a wholly owned subsidiary of ICICI Infotech Inc.

          The tender offer expired at 12:00 midnight on Tuesday, March 13, 2001, at which time approximately 7,434,789 shares, or 97.064%, of Command Systems' outstanding shares had been tendered, including guaranteed deliveries.

          ICICI Acquisition Corporation has accepted for payment all the shares of Command Systems' common stock tendered. Payment for the shares tendered will be made promptly through EquiServe Trust Company, N.A., the depositary for the tender offer. After payment for the deposited shares, ICICI Acquisition Corporation will own approximately 97.064% of the total issued and outstanding shares of Command Systems.

          Pursuant to the terms of the Agreement and Plan of Merger among Command Systems, ICICI Infotech, and ICICI Acquisition Corporation, ICICI Acquisition Corporation will merge with and into Command Systems. As a result of this merger, the remaining shareholders of Command Systems will receive cash in the same amount as paid in the tender offer, and Command Systems will become a wholly owned subsidiary of ICICI Infotech.

About Command Systems

          Command Systems, whose main office is in Farmington, Connecticut, was founded in 1985 and provides a wide range of information technology solutions and services. The Command Systems' Multi-Site Integrated Solutions Strategy provides multi-site, ISO 9001 certified application development and maintenance services to customers in support of evolving e-business processes and information technology requirements, including: project management, design, and architecture; e-business development; database services; consulting; and application maintenance outsourcing. Command Systems maintains offices in New York, Boston, Hartford, Stamford, and an Offshore Technology Resource Center in Bangalore, India.

About ICICI Infotech Services Ltd.

          ICICI Infotech Services Ltd., a leading software solutions and services provider based in India, was established in October 1993 to provide IT services to the ICICI group of companies. Since September 1999, the Company has forayed into outside markets, both domestic and international. The Company presently focuses on software consultancy and development, with a focus on banking and financial services, IT enabled services and IT infrastructure, and communications. ICICI Infotech was awarded the ISO 9001 and the IQ Net certifications by Standards Australia for its IT enabled services business.
ICICI Infotech currently employs about 950 professionals, of which approximately 120 are employed in the United States.
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          This release is neither an offer to purchase nor a solicitation of an offer to sell securities of Command Systems. ICICI has filed a tender offer statement with the SEC and Command Systems has filed a solicitation/recommendation statement with respect to the offer. Command
Systems' shareholders are strongly advised to read the tender offer statement and the related solicitation/recommendation statement referenced in this press release, as they contain important information about the transaction. Investors may obtain a free copy of these statements and other documents filed by ICICI Infotech and Command Systems at the SEC's website at www.sec.gov.
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          The tender offer statement, the solicitation/recommendation statement, and these other documents may also be obtained free from Command Systems or by contacting MacKenzie Partners, Inc., the Information Agent, at (212) 929-5500.

          This press release contains forward-looking statements with respect to management's beliefs about the financial condition, results of operations, and businesses of Command Systems and ICICI Infotech in the future. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to the following factors, which include: ICICI Infotech's completion of the acquisition of Command Systems; the integration of Command Systems' operations; the expansion of itself and Command Systems; its investment income, cash flow projections and exposure to market risks; its success at obtaining contracts to perform higher margin services; the variability of its quarterly operations and financial results; its growth management; its competitive market for technical personnel; and its reliance on significant customers and rapid technological change, as well as other risks detailed in the reports filed by ICICI Ltd. (the ultimate parent company of ICICI Infotech) and Command Systems with the SEC. Neither ICICI Infotech nor Command Systems undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

CONTACT:     MacKenzie Partners, Inc., New York
             Steven C. Balet, 212/929-5500